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                                                                   Exhibit 10.39

                   AGREEMENT OF SETTLEMENT AND MUTUAL RELEASE

         THIS AGREEMENT OF SETTLEMENT AND MUTUAL RELEASE ("Agreement") is made by and between Francis John Gorry ("Mr. Gorry") on the one hand, and MicroTel International, Inc. ("MicroTel") on the other.

                                    SECTION I

                                    RECITALS

         1.1 A dispute has arisen between the parties regarding a Letter Agreement dated April 18, 1995 relating to, inter alia, the issuance, tender and registration by the Securities and Exchange Commission of one hundred thirty thousand (130,000) shares of unrestricted, freely tradable MicroTel common stock (the "Stock") for the benefit of Mr. Gorry. As a result of MicroTel's failure to issue, register or tender the Stock to Mr. Gorry, Mr. Gorry filed an action in the Santa Clara County Superior Court, title Francis John Gorry v. MicroTel International, Inc., et al., SCSC Case No. CV758208 (the "Action").

         1.2 It is the desire of the above named parties to the action to fully and finally settle and resolve, for valuable consideration, any and all claims and disputes whatsoever between them, except as otherwise provided in this Agreement, and to terminate all relationships, controversies and other matters whatsoever presently existing between them, subject only to the terms, conditions and exceptions set forth in this Agreement. The parties have reached this agreed compromise after considering the substantial expense and uncertainty of litigation, trial and appeals, with the desire to resolve all pending or potential disputes, administrative matters and litigation between them in their entirety and without admitting liability. Liability by any party to any other
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party for any right, remedy, benefit or cause of action for any reason or upon any theory is expressly denied.

         THEREFORE, without admitting the validity of or any liability for the claims and defenses held by Mr. Gorry, on the one hand, and MicroTel, on the other, against one another, and to resolve all the disputes amongst themselves, in consideration of the following terms, conditions, covenants and promises as set forth in this Agreement, the parties agree as follows:

                                   SECTION II

                             SETTLEMENT AND PAYMENT

         2.1  Payments by MicroTel.

              2.1.1 Interest Payments. MicroTel shall, as part of this Agreement, pay to Mr. Gorry, the sum of One Thousand Seven Hundred Dollars ($1,700) (the "Interest Payment") on the first working day of each month, with said sum representing one percent monthly interest on the agreed upon value of the Stock ($170,000) (the "Agreed Value"). Such Interest Payments shall be made one month in arrears commencing on June 1, 1996 (with the June 1 payment covering the period of May 1-31, 1996) and continuing until the sooner of December 1, 1996, or the lifting of the restrictions on the Stock pursuant to section 2.3 below. Should MicroTel miss any Interest Payment as required under this section, all Interest Payments due through December 1, 1996 shall become immediately due and payable, and this Agreement shall be enforceable pursuant to the default provisions of section 2.4 below. MicroTel shall be entitled to a pro rata reduction in interest if the restrictions on the Stock are lifted prior to November 30, 1996.

              2.1.2 Attorneys' Fees. MicroTel also shall pay Mr. Gorry's reasonable attorney's fees incurred in this action, which currently totals Five Thousand Eight Hundred Twenty-


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Seven Dollars ($5,827). Accordingly, concurrent with the execution of this
Agreement, MicroTel shall deliver to Mr. Gorry a check in the amount of Seven Thousand Five Hundred Twenty-Seven Dollars ($7,527.00) made payable to "Gorry & Meyer L.L.P. Attorney-Client Trust Account," which amount includes the June 1, 1996 payment under this Agreement and the attorneys' fees incurred to date (the "Initial Payment"). After the Initial Payment, all Interest Payments shall be sent to Mr. Gorry at the following address:

                                  F. Jack Gorry
                                  P.O. Box 5032
                                  Carmel, CA 93921

Any additional reasonable attorneys' fees incurred by Mr. Gorry in entry of the Structured Settlement or enforcing the Agreement shall be paid to Gorry & Meyer L.L.P. by MicroTel upon presentation to MicroTel of invoices therefor by Mr. Gorry's counsel.

         2.2 Issuance of Stock by MicroTel. To secure its obligations hereunder, when authorized by the American Stock Exchange and as soon as practicable following the execution of this Agreement, MicroTel shall cause its transfer agent to deliver the certificate(s) representing the Stock standing in the name of "F. Jack Gorry" to Mr. Gorry.

         2.3 Lifting of Restrictions. Following the delivery of the certificate(s) representing the Stock, MicroTel shall cause all restrictions with respect to the transferability of the Stock to be lifted so that on or before November 30, 1996, the Stock shall be fully paid, registered and non-assessable shares of MicroTel common stock, freely tradeable and without any restrictions as to transferability.

         2.4 Payment of Additional Consideration. MicroTel further agrees that if the market value of the Stock on the date that its restrictions are lifted in accordance with Section 2.3


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(the "Tender Date") to Mr. Gorry is less than the Agreed Value, MicroTel shall pay Mr. Gorry within ten (10) days of the Tender Date, the difference between the value of the Stock on the Tender Date and the Agreed Value.

         2.5 Obligations of MicroTel upon Failure to Lift Restrictions. In the event that MicroTel is not able to comply with the provisions of Section 2.3 on or before November 30, 1996, then MicroTel shall pay to Mr. Gorry One Hundred and Seventy Thousand Dollars ($170,000) as liquidated damages on or before December 10, 1996. At the time this consideration is tendered to Mr. Gorry, Mr. Gorry shall surrender the certificate(s) representing the Stock that he is holding as security for performance. The parties specifically agree that the liquidated damages paid under this section shall be allocated as follows: twenty-five percent (25%) of the damages shall consist of compensatory damages under the April 18, 1995 Letter Agreement, and the remaining seventy-five percent (75%) shall constitute punitive damages.

         2.6 Dismissal of Action. Mr. Gorry shall, within two days of his receipt of the initial payment, execute and file with the Superior Court for the County of Santa Clara a Notice of Structured Settlement which incorporates this settlement agreement, and sets forth the conditions under which an executed Request for Dismissal with Prejudice of SCSC Case No. CV758208 would be filed, along with any and all other documents needed to promptly execute and file the Dismissal with the Superior Court, immediately notify MicroTel that the Dismissal has been filed, and provide MicroTel with conformed copies of the fully executed Dismissal, upon lifting of restrictions on the Stock or, in the alternative, payment under section 2.5 above.


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         2.7  Default by MicroTel. Should MicroTel default under any of the terms of this Agreement, the parties agree that Mr. Gorry may seek enforcement of the terms of this Agreement through the provisions of California Code of Civil Procedure Section 664.6. In addition, should MicroTel fail to make any payment required hereunder when due, Mr. Gorry shall be entitled to recover interest on such unpaid obligation at the rate of one and one-half percent interest per month (the "Default Rate").


                                   SECTION III

                                 MUTUAL RELEASE

         3.1 Mutual Releases. In consideration of the mutual promises and releases contained herein, and except as expressly provided herein, Mr. Gorry and MicroTel, on behalf of themselves and their respective past, present and future assignee, heirs, executors, attorneys, agents, administrators and successors (collectively the "successors") hereby forever release and discharge each other and each other's successors, agents, servants, employees, officers, directors, shareholders, partners and attorneys from any and all actions, causes of action, suits, debts, damages, accounts, claims, demands, obligations, and liabilities of any type or description whatsoever, known or unknown, foreseen or unforeseen, arising out of the Action with the sole exception that the parties do not intend to release any rights or remedies arising out of the respective rights and obligations of the parties pursuant to this Agreement.

                                   SECTION IV

                                   WARRANTIES

         4.1 Capacity of the Parties. Each of the parties hereby represents and warrants to the other that it has the full power, capacity and authority to enter into this Agreement, and that


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no portion of any claim, right, demand, action or cause of action that it has or might have arising out of the acts, events, transactions and occurrences referred to herein has been assigned, transferred or conveyed to any person not a party to this Agreement ("nonparty"), by way of subrogation, operation of law or otherwise, and that no releases or settlements are necessary for any nonparty to release and discharge completely any of the parties to this Agreement from the claims released in this Agreement. MicroTel further warrants that all requisite corporate action has been taken with respect to the execution and delivery of this Agreement and, upon execution hereof, this Agreement shall be binding and enforceable against MicroTel in accordance with its terms.

         4.2 Full and Final Release. Each of the parties hereby severally represents and warrants to the others that they understand and agree that this Agreement shall act as a full and final release of all claims arising out of the Action including those of every nature or kind that have arisen or could have arisen between the parties hereto prior to the date of execution of this Agreement, whether such claims are currently known or unknown, and whether they were foreseeable, known or unknown. The parties hereto hereby assume full and sole responsibility for any claims, injury, loss, damage or liability that may hereafter be learned of or incurred by reason of or related to the matters alleged and raised (or potentially alleged or raised) in the Action and all related pleadings in this litigation.

         4.3 Binding on all Parties. Each of the parties hereby severally represents and warrants to the others that they understand that if the facts upon which this Agreement are based are found hereafter to be different from the facts now believed to be true, this Agreement will remain binding and effective and the parties expressly accept and assume the risk of such possible


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differences and agree that this Agreement shall remain binding and effective, notwithstanding such potential differences.

         4.4 Denial of Liability. Each of the parties hereby severally represents and warrants to the others that it is understood and agreed that this Agreement is a compromise of disputed claims, and that the exchange of consideration hereunder or any other acts, omissions or statements by the parties are not to be construed as an admission of liability of any party for any claims or defenses, with liability being expressly denied, and neither this Agreement nor anything contained in this Agreement shall be interpreted or construed as an admission of liability by MicroTel or by Mr. Gorry, with liability being expressly denied.

                                    SECTION V

                               GENERAL PROVISIONS

         5.1 Entire Agreement. This Agreement is the entire agreement between the parties hereto and memorializes the agreement entered into between the parties. All parties represent and acknowledge that they have conferred with and have been represented by counsel of their own selection with respect to the terms, conditions and execution of this Agreement and all matters covered by it and related to it.

         5.2 Governing Law. This Agreement shall be interpreted and governed according to the law of the State of California.

         5.3 Binding on Successors. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs, executors, administrators, etc., of the respective parties.


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         5.4  Acknowledge Understanding. All parties state that they have carefully read and understood the foregoing Agreement and know the contents thereof, that they have consulted with their attorneys about its purpose and legal effect, and that they are signing same as their own free act with advice of counsel.

                                       FRANCIS JOHN GORRY

Dated: June 28, 1996                      /s/ Francis John Gorry
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                                              Francis John Gorry

                                       MICROTEL INTERNATIONAL, INC.


Dated: June 27, 1996                   By:  /s/ Barry Reifler
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                                            Barry Reifler, Secretary and Chief
                                            Financial Officer


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